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                                                                 Exhibit 10.27.1


                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

        This Amendment is made and dated December 17, 1999 by and between Novellus Systems, Inc., a California corporation (the "Company"), and Richard Hill ("Executive") (collectively, "the parties") with respect to that certain Employment Agreement between the parties dated October 1, 1998 (the "Agreement").

                                    RECITALS

        1. Executive has been employed by the Company and is currently serving as the Chairman and Chief Executive Officer pursuant to the terms and conditions of the Agreement dated October 1, 1998.

        2. The parties now desire to amend certain terms of that Agreement upon the following terms and conditions.

                                    AGREEMENT

        ACCORDINGLY, the parties agree as follows:

        1. ADDITION OF PARAGRAPH 1(b). Following Paragraph 1(a) of the Agreement, the parties hereby add the following Paragraph 1(b), entitled "Renewal":

               b. RENEWAL. The term and provisions of this Agreement shall automatically extend for additional one-year periods if Executive remains employed on and after December 31 of each year during the Basic Term of this Agreement, unless either party notifies the other in writing to the contrary at least three (3) months prior to the applicable December 31 date that it, or he, does not want the term to so extend.

               2. AMENDMENT OF PARAGRAPH 3(a). Paragraph 3(a) of the Agreement (regarding Executive's salary) is hereby amended in its entirety to read as follows:

               a. The Company shall pay Executive at an initial base annual salary of $615,000.00, payable bi-weekly. Executive's salary will be reviewed from time to time in accordance with Company's established procedures for adjusting salaries for similarly situated employees. Executive shall also be eligible to participate in the Company's executive bonus plan, as already established by the Company, and as may be amended from time to time in the Company's sole discretion.



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        3.     AMENDMENT OF PARAGRAPH 3(c). Paragraph 3(c) of the Agreement
(regarding the two relocation loans made by the Company to Executive in June and July 1997) is hereby amended in its entirety to read as follows:

               c. The two relocation loans made by the Company to Executive in June and July 1997, as evidenced by the two promissory notes, shall be repaid in full by Executive. However, the Company shall forgive any interest that accrued on the relocation loans to date and shall, through March 31, 2000, forgive any additional interest on the two relocation loans.

        4. AMENDMENT OF PARAGRAPH 4(c)(iii). Paragraph 4(c)(iii) (regarding the Company obligation to pay for Executive's share of health insurance premiums in the event of a Termination of Executive's Period of Employment by the Company Not for Cause) is hereby amended in its entirety to read as follows:

               (iii) Payment of Executive's share of health insurance premiums for Executive and his qualified dependents, in accordance with the Company's existing officer retirement health benefit program, as evidenced by the July 1993 Board of Directors' Resolution Regarding Officers' Retirement, Medical and Dental Coverage without regard to age or length of service limitations therein.

        5. REMOVAL OF PARAGRAPH 4(c)(v). The parties hereby rescind Paragraph 4(c)(v) (regarding Executive's obligation to repay the Company for the relocation loans in the event of a Termination of Executive's Period of Employment by the Company Not For Cause).

        6. ADDITION OF PARAGRAPH 4(c)(v). The parties hereby add the following Paragraph 4(c)(v):

               (v) Executive's restricted stock shall immediately vest on the date his termination becomes effective and, as a consequence, the Company's right to repurchase such restricted stock shall immediately lapse on that date.

        7. AMENDMENT OF PARAGRAPH 4(e). Paragraph 4(e), entitled "By Executive Not for Cause," is hereby amended in its entirety to read as follows:

               c. BY EXECUTIVE NOT FOR CAUSE. At any time, Executive may terminate the Period of Employment for any reason, with or without cause, by providing Employer thirty (30) days' advance written notice. Employer shall have the option, in its complete discretion, to make termination of the Period of Employment effective at any time prior to the end of such notice period, provided Employer pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period. Thereafter, all of the Company's obligations under this Agreement shall cease, except as otherwise provided for in this Paragraph



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                      4(e). In the event Executive terminates the Period of
                      Employment pursuant to this Paragraph 4(e), the Company shall pay for Executive's share of health insurance premiums for Executive and his qualified dependents, in accordance with the Company's existing officer retirement health benefit program, as evidenced by the Company's July 1993 Board of Directors' Resolution Regarding Officers' Retirement, Medical and Dental Coverage, without regard to age or length of service limitations therein.

        8. AGREEMENT CONTINUES. Except as specifically modified herein, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be attached to the Agreement as Exhibit A.

        9. DEFINITIONS. Capitalized terms used herein shall have the meanings set for the Agreement, unless otherwise specifically defined herein.

        10. REPRESENTATION BY COUNSEL. The parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Amendment; (b) they have read and understand the Amendment and they are fully aware of its legal effect; and (c) they are entering into this Amendment freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Amendment.

        11. DATE OF AMENDMENT. The parties have duly executed this Amendment as of the date first written above.


                                        ________________________________________
                                                      Richard Hill


                                        NOVELLUS SYSTEMS, INC.


                                        By: ____________________________________
                                                 Robert H. Smith
                                                 Executive Vice President




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